Exhibit 10.8

Execution Copy

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is made as of this 29 day of November (the "Effective Date"), by and between Therapix Biosciences Ltd., a company organized under the laws of the State of Israel (the "Company") with registered address at Azrieli Center, 27th floor, Tel-Aviv 67025, Israel, and Doron Ben-Ami ,ID no. 57690653 (the "Consultant"). The Company and the Consultant shall sometimes be referred to, each as a "Party" and collectively, as the "Parties".

WHEREAS,	the Company desires to engage the Consultant as its Chief Strategy Officer and the Consultant desires to serve the Company in such position, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, based on the representations contained herein and in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

1.	Services

1.1.	Commencing as of the Effective Date, the Consultant will perform such services and will have such duties, authorities and responsibilities as are consistent with the position of Chief Strategy Officer, reporting directly to the CEO. Such services, together with any other services and tasks assigned to the Consultant from time to time and agreed upon with the Consultant in advance, shall be referred to herein as the "Services".

1.2.	Consultant shall devote his attention, know-how, energy, talent, experience and best efforts to the performance of the Services under this Agreement and the business and affairs of the Company. Consultant shall be engaged in the position of Chief Strategy Officer on a part-time basis, such that Consultant shall devote 20% (Twenty percent) of his working time to the business and affairs of the Company and the performance of his duties and obligations hereunder.

1.3.	Consultant shall be available from time to time for consultations by telephone and email, for weekly teleconferences with the Company and/or meetings with third parties as shall be required by the Company and coordinated in advance with Consultant.

1.4.	The Parties agree that Consultant shall be an independent contractor of the Company and in no event shall an employer-employee or principal-agent relationship be established between the Company and Consultant. Consultant acknowledges and undertakes that it shall not represent itself as an agent of the Company, except to the extent expressly authorized by the Company's Board of Directors (the "Board").

1.5.	The Parties agree that the execution and delivery of this Agreement and any provision hereof shall be subject to the approval of the Company's relevant corporate organs and all applicable laws and regulations, including, without limitation, approvals of the Israeli Securities Authority and the Tel Aviv Stock Exchange Ltd., (and the OTCQB, if required), and nothing herein shall be construed deemed a breach of this Agreement in the event that such required approval is not obtained.

2.	Representations and Warranties

2.1.	Consultant hereby represents, warrants and covenants to the Company, and acknowledges that the Company is entering into this Agreement in reliance thereon, as follows:

2.2.	Consultant has the necessary skills, knowledge and experience to fulfill Consultant’s obligations hereunder, shall do so diligently, professionally and conscientiously and shall use Consultant’s best efforts in the performance thereof.

2.3.	The execution and delivery of this Agreement and the fulfillment of the terms hereof will constitute the valid, binding and enforceable obligations of Consultant and will not violate, conflict with or constitute a default under or breach of any agreement and/or undertaking and/or instrument, judgment, order, writ or decree to which Consultant is a party or by which he is bound, or any provision of law, rule or regulation applicable to Consultant, including without limitation, any confidentiality or non competition agreement, and do not require the consent of any person or entity. In the performance of Consultant’s obligations hereunder, Consultant will not make use of (i) any confidential or proprietary information belonging to any third party, or (ii) any information which Consultant is restricted from disclosing or using due to contractual undertakings or by law.

2.4.	In the performance of Consultant’s duties hereunder, Consultant shall comply with all applicable laws and regulations, including, without limitation, the Company Internal Compliance Plan (as defined below).

2.5.	Consultant will refrain from engaging in any business or other activity which may be of conflict of interest with Consultant’s duties and obligations hereunder, and shall promptly notify the Company of any such matter or activity.

3.	Compensation

As full consideration for the Services during the Term on this Agreement (as defined below), the Consultant shall be entitled to the following:

3.1.	Within 7 days following the end of the first calendar month during which the Services hereunder are provided, Consultant shall notify the Company of his election to receive a Monthly Fee or Accrued Fee (as both are defined below). The applicable provisions shall apply accordingly:

3.1.1.	Monthly Fee.

Commencing as of the Effective Date, the Company shall pay the Consultant a monthly retainer consulting fee of NIS 8,000 in consideration for Services, plus V.A.T (the "Monthly Fee").

The Monthly Fee shall be payable within ten (10) days following the end of each calendar month, against the submission at the beginning of each month to the Company of a valid invoice in relation to the preceding month. A Tax Invoice will be issued following actual payment transfer of the Monthly Fee, to be wired into an account to be designated by the Consultant and advised in writing to the Company.

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3.1.2.	Accrued Fee.

a.	In case the Consultant elects not to receive the Monthly Fee, the Consultant shall be entitled to an accrued fee equal to the monthly retainer consulting fee of NIS 8,000 in plus VAT, accumulated during the Term (as such is defined below) (the "Accrued Fee").

Unless converted into equity in accordance with Section 3.1.2(b) below, the Accrued Fee shall be payable within thirty (30) days following the date of termination or expiration of this Agreement, against the submission by the Consultant to the Company of a valid invoice in relation to the preceding month. A Tax Invoice will be issued following actual payment transfer of the Accrued Fee, to be wired into an account to be designated by the Consultant and advised in writing to the Company.

b.	Within 5 (five) days following the termination or expiration of this Agreement, Consultant shall notify in writing to the Company if he desires to convert the Accrued Fee to Ordinary Shares of the Company, par value NIS 0.01 (the "Ordinary Shares" and collectively, the "Conversion"), in lieu of payment of the Accrued Fee. The Conversion shall be calculated based on the average closing price per Ordinary Share during the preceding 30 trading days prior to Consultant's election date with respect to such Conversion. If Consultant shall not notify the Company in the abovementioned manner, the Company shall elect, in its sole discretion, by which specific method as described in this sub section to pay the Consultant the Accrued Fee.

c.	The Conversion shall be subject to the obtainment by the Company of all (i) applicable corporate approvals, including, without limitation, approvals by the Board and the shareholders of the Company; and (ii) completion of appropriate filings with and obtainment of the required approvals of the Israeli Securities Authority and/or the Tel Aviv Stock Exchange Ltd., (and the OTCQB, if required).

In case Consultant elects the Conversion method, yet a regulatory approval (if indeed shall be required) is not obtained, for reasons beyond the Company’s control, this shall not be considered to be a breach by the Company of this agreement, Consultant shall not hold any demand, allegations or claims against the Company, in such event and the Parties shall cooperate in good faith to achieve any other agreed arrangement they deem suitable in this matter.

Nothing herein shall be construed as an obligation to grant the Consultant of any Ordinary Shares underlying the Conversion.

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d.	In the event that any applicable approval according to sub-section c above is not obtained within 45 (forty five) days following Consultant's notification to the Company of his election to convert according to sub-section b above, then the Company shall pay the Consultant the Accrued Fee, and the Conversion shall become null and void.

e.	In any case, and for demonstrational and regulatory purposes only, such Conversion shall not entitle the Consultant for more than 1,713,357 Ordinary Shares (which as of November 29, 2015 share trading price demonstrates an accrued fees of NIS 1,559,155 (approximately 155,156 monthly fees), and which shares reflect 4.99% of the issued and outstanding share capital of the Company as of the Effective Date). Nothing herein shall be construed as an obligation by the Company to engage with the Consultant for said period (or any part thereof), and the abovementioned calculations are to be used for demonstrational and regulatory purposes only, and in any event shall not derogate from the provisions of section 10 [Term and Termination] to this Agreement.

3.1.3.	Option.

a.	Subject to and upon the later of (i) the sole discretion and approval of the Board, the shareholders of the Company and any applicable Company organs, law or regulation, to the extent applicable (ii) the Company's Compensation Policy then in effect, (iii) the adoption of an Employee Share Option Plan (the "Plan") by the Board and its approval by the Israeli Tax Authorities, and (iv) the execution by Consultant of a standard option agreement in a form approved by the Board, Consultant shall be granted with an option to purchase up to 100,000 Ordinary Shares of the Company, par value NIS 0.01, each under the Plan (the "Shares" and collectively, the “Option”). The Option shall be subject to the provisions of the Plan and shall vest over a 3 year period, on a quarterly basis.

b.	The grant of the Option shall be subject to the obtainment by the Company of all (i) applicable corporate approvals, including, without limitation, approvals by the Board and the shareholders of the Company; and (ii) completion of appropriate filings with and obtainment of the required approvals of the Israeli Securities Authority and/or the Tel Aviv Stock Exchange (and the OTCQB, if required).

c.	In case a regulatory approval (if indeed shall be required) is not obtained, for reasons beyond the Company’s control, this shall not be considered to be a breach by the Company of this agreement, Consultant shall not hold any demand, allegations or claims against the Company in connection with the Company's failure to obtain such regulatory approval.

d.	Nothing herein shall be construed as an obligation to grant any options to the Consultant.

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3.2.	Expenses. Without derogating from the above, the Company shall reimburse the Consultant for all out-off pocket expenses reasonably required in the performance of the Services by the Consultant under this Agreement and approved in advance by the Company. Reimbursement shall be made against delivery by Consultant to the Company of tax receipts or other appropriate supporting documentation satisfactory to the Company. Such expenses shall include travel expenses, which shall be made at business class rates, using Company's travel agent and most favorable rates, and subject to prior written approval.

3.3.	Consultant shall be solely responsible to pay all taxes, levies, social benefits, insurance payments and any other payments required by law due in connection with this Agreement, whether in Israel or abroad, provided, however, that the Company may withhold all amounts as required by applicable law from payments hereunder or in connection with this Agreement.

3.4.	Consultant shall be not entitled to receive any other right, compensation or payment from the Company, other than as expressly stated in this Section 3.

3.5.	The Company shall insure Mr. Doron Ben-Ami under the Company's officers’ insurance policy, in accordance with its terms.

4.	Proprietary Rights

4.1.	The Consultant agrees and declares that any and all products, improvements, derivations, materials, processes, techniques, know-how and/or proceeds and any and all inventions, ideas, discoveries, concepts, works of authorship, designs, data results or initiatives conceived, conducted, developed, reduced to practice, compiled, created, written, authored, made and/or produced by the Consultant, alone or jointly with others, pursuant to, in connection with, resulting or arising from this Agreement and/or the provision of the Services to the Company, or trade secrets of the Company, whether within the scope of the provision of the Services hereunder to the Company or otherwise and whether during the Term of this Agreement, prior thereto or thereafter, directly or indirectly related to the technology of the Company as currently conducted and/or proposed to be conducted (the "Inventions") and any and all right, title and interest in and to the Inventions, including without limitation, all patents, copyrights, trademarks, trade names, moral rights and other intellectual, industrial and/or proprietary rights and applications, extensions and renewals thereof (together with the Inventions, the "Proprietary Rights"), shall be the sole and exclusive property of the Company, its successors and assigns (for the purpose of this Section 4, collectively, the "Company"), and that the Consultant will not have any rights or title whatsoever thereto, including, although not an employee, any right to receive compensation pursuant to Section 134 of the Israeli Patent Law - 1967. All works authored by the Consultant pursuant to this Agreement, including, without limitation, the Inventions, shall be deemed "works made for hire".

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4.2.	If and to the extent the Company’s sole and exclusive ownership of the Proprietary Rights, in whole or in part, is not recognizable for any reason whatsoever, the Consultant hereby irrevocably transfers and assigns to the Company, solely and exclusively, all its/his rights, title and interest now and hereafter acquired in and to all Proprietary Rights (without any payments, liabilities or restrictions to any person or third party) in any and all media now known or hereafter devised, and all claims and causes of action of any kind with respect to any of the foregoing, throughout the world in perpetuity, and, when not otherwise assignable herein, agrees and undertakes to assign in the future to the Company all right, title and interest in and to any and all such Proprietary Rights (and all proprietary rights with respect thereto) and further undertakes to execute all necessary documentation and take all further action as may be required in order to perform such assignment, at the Company’s expense.

4.3.	In the event that pursuant to any applicable law the Consultant retains any rights in and to the Proprietary Rights that cannot be assigned to the Company, the Consultant hereby unconditionally and irrevocably waives the enforcement of all such rights, and all claims and causes of action of any kind with respect to any of the foregoing and agrees, at the request and expense of the Company, to consent to and join in any action to enforce such rights and to procure a waiver of such rights from the holders of such rights, if any.

4.4.	In the event that the Consultant retains any rights in and to Proprietary Rights that cannot be assigned to the Company and cannot be waived, the Consultant hereby grants the Company an exclusive, perpetual, worldwide, royalty-free license to exploit, use, develop, perform, modify, change, reproduce, publish and distribute, with the right to sublicense and assign such rights, and all claims and causes of action of any kind with respect to any of the foregoing, in and to the Proprietary Rights, in any way the Company sees fit and for any purpose whatsoever. Without derogating from the above, the Consultant hereby forever waives and agrees never to assert any and all rights of paternity or integrity, any right to claim authorship of any Invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to any Invention, whether or not such would be prejudicial to his honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, even after termination of its/his work on behalf of the Company.

4.5.	Without derogating from the above, any and all material (including, without limitation, software, designs, documentation, memoranda, notes, reports, manuals, patterns, programs, specifications, prototypes, formulas, drawings, records, data or other technical or proprietary information), and any copies or abstracts thereof, whether or not of a secret or confidential nature, furnished to the Consultant by the Company or conceived, conducted, developed, reduced to practice, compiled, created, written, authored, made and/or produced by the Consultant, alone or jointly with others, pursuant to, in connection with, resulting or arising from this Agreement and/or the provision of Services to the Company, or trade secrets of the Company, whether within the scope of the consultancy with the Company or otherwise and whether during the Term of this Agreement, prior thereto or thereafter, directly or indirectly related to the business of the Company as currently conducted and/or proposed to be conducted, is and shall remain the sole and exclusive property of the Company. Such property while in the Consultant’s custody or control, as applicable, shall be maintained in good condition at Consultant’s expense, as applicable.

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4.6.	The Consultant will promptly disclose to the Company fully and in writing (but otherwise keep in confidence) all Inventions. All inventions and proprietary rights owned by the Consultant prior to the Effective Date are set forth in Exhibit A hereto, and shall remain the sole and exclusive property of the Consultant. Consultant hereby agrees and undertakes to provide the Company or any person designated by the Company all such information, to execute all necessary documentation and to take all further action as may be required to perfect the rights referred to herein, including, without limitation, any assignment of rights to the Company or the obtaining or enforcing any intellectual property rights, if applicable, in any and all countries, provided, that the Company will compensate the Consultant at a reasonable rate for time or expenses actually spent by him at the Company’s request on such assistance. Without derogating from any of the Consultant’s obligations hereunder, the Consultant hereby appoints any officer of the Company as its duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority.

4.7.	Consultant’s undertakings in this Section 4 shall remain in full force and effect after termination or expiration of this Agreement for any reason whatsoever or any renewal thereof.

5.	Confidentiality

5.1.	Consultant represents and warrants that it will keep the terms and conditions of this Agreement strictly confidential and will not disclose it or provide a copy of this Agreement or any part thereof to any third person unless and to the extent required by applicable law and except for his counsels Advisors and first degree family member, and only on a need to know basis.

5.2.	Any and all information and data of a proprietary or confidential nature concerning the business or financial activities of the Company or its technology or products (whether current or future), whether in oral, written, graphic, machine-readable form, or in any other form, including, without limitation, proprietary, business, financial, technical, development, product, marketing, sales, price, operating, performance, cost, know-how and process information, trade secrets, patents, patent applications, copyrights, ideas and inventions (whether patentable or not), and all record bearing media containing or disclosing such information and techniques, disclosed to or otherwise acquired by the Consultant in connection with this Agreement and any and all Proprietary Rights (collectively, "Confidential Information") is and shall remain the sole and exclusive property of the Company.

5.3.	At all times, both during the term of this Agreement and thereafter, the Consultant: (i) will keep the Confidential Information strictly confidential and will not disclose it, or any part thereof, provide any documentation with respect thereto, or any part thereof, directly or indirectly, to any third party, without the prior written consent of the Company or unless and to the extent required by applicable law; and (ii) will not use any Confidential Information or anything relating to it without the prior written consent of the Company, except and to the extent as may be necessary in the ordinary course of performing its/his duties and obligations hereunder and in the best interests of the Company. Notwithstanding the foregoing, the Consultant shall not be obligated to maintain the confidentiality of the Confidential Information which: (i) is or becomes a matter of public knowledge through no fault of the Consultant, or breach of this Agreement; (ii) is authorized, in writing, by the Company for release; (iii) was lawfully in the Consultant’s possession before receipt from the Company, as evidenced by the Consultant, as the case may be, through written documentation; (iv) is lawfully received by the Consultant from a third party without a duty of confidentiality; or (v) reflects information and data generally known within the industries or trades in which the Company transacts business or (vi) is required to be revealed by a competent authority's decision.

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5.4.	At all times, both during the term of this Agreement and thereafter Consultant will keep in trust all Confidential Information. In the event of the termination of this Agreement for any reason, or upon the Company’s earlier request, the each of the Consultant will promptly deliver to the Company all materials referred to herein and the Consultant shall not retain or take any materials, or any reproduction thereof containing or pertaining to Confidential Information.

5.5.	The Consultant recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during the Term of this Agreement and after its termination, the Consultant undertakes to keep any and all such information in strict confidence and trust, and it will not use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties hereunder and consistent with the Company’s agreement with such third party. Upon termination of this Agreement, the Consultant shall act with respect to such information as set forth in Section 5.4.

6.	Indemnification

6.1.	The Consultant is an independent contractor and it and its employees and consultants do not and shall not represent themselves to be the agents, employees, partners or joint venturers of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between the Company and the Consultant or any of its employees and consultants and neither party shall be held liable for the debts or obligations of the other.

6.2.	The Consultant hereby undertakes to indemnify and reimburse the Company for any amounts claimed or levied on the Company (including related costs and expenses) due to taxes, social insurance payments, pension payments, health insurance and any other such payments resulting from any payment made by the Company to the Consultant under this Agreement, whether in connection to Consultant.

6.3.	Without derogating from the above, in the event that, notwithstanding the Parties’ representations and undertakings hereunder, the Consultant or anyone on its behalf, shall claim, or a court of competent jurisdiction shall determine, the existence of employer-employee relationship between the Consultant and the Company, then the following provisions shall apply: (i) the Consultant's monthly salary for such claimed or determined period of employer-employee relationship shall be equal to 70% (seventy percent) of the sum of the Monthly Fee and expenses reimbursement due to the Consultant as consideration for the Services rendered hereunder (for the purposes of this Section 6.3, the "Monthly Salary"); and (ii) the Monthly Salary shall be deemed to constitute all of the Company’s liabilities and obligations towards the Consultant, of any source or origin, with respect to and in connection with said employer-employee relationship, except for such rights with respect to which global compensation may not be determined pursuant to applicable law. The Company shall be entitled to set-off any amount due to it pursuant to this Section 6.3 from any amount due to Consultant pursuant to this Agreement.

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7.	Non Competition; Non Solicitation

7.1.	Consultant, agrees and undertakes that he will not, during the Term of this Agreement and for a period of one (1) year thereafter, compete or assist others to compete, whether directly or indirectly, with the business of the Company, as currently conducted and/or proposed to be conducted.

7.2.	Consultant agrees and undertakes that during the Term of this Agreement and for a period of one (1) year thereafter, it/she will neither solicit for employment or any other engagement nor employ or otherwise engage any person employed by the Company on the date of such termination or during the preceding twelve (12) months, personally or in any business in which he is an officer or director, for any purpose or in any place, provided that the foregoing restriction shall not apply to employment or engagement of an employee: (i) following an employee’s affirmative response to a general recruitment effort carried out through a public solicitation or general solicitation, or (ii) upon an employee’s initiative.

7.3.	If any one or more of the terms contained in Sections 7.1 and 7.2 shall, for any reason, be held to be excessively broad with regard to time, geographic scope or activity, such term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

8.	Compensation Policy

8.1.	Consultant declares and confirms, that he is familiar and aware that the Company has adopted a compensation policy pursuant to the provisions of the Companies Law 5759-1999 (the "Compensation Policy", and the "Law", respectively), and that the terms of this Agreement are subject to and shall be aligned with the provisions and guidelines of the Compensation Policy in force, and as shall be determined from time to time. Copy of the Compensation Policy is attached hereto as an integral part of this Agreement.

8.2.	In the event that this Agreement and/or any of its provisions shall be proclaimed and/or considered by a competent authority not aligned with the Compensation Policy and not in accordance with the provision of the Law ("Contradicting Term"), then the Parties shall cooperate to adjust any Contradicting Term with the Compensation Policy or to be approved by the Company’s relevant organs, as per the Parties consent and in accordance with applicable law and regulations.

8.3.	Without derogating from the Consultant’s rights under this Agreement, in the event that the abovementioned adjustment is not possible or achievable under the circumstances, Consultant shall not hold any demand, allegations or claims against the Company, in the event the Company cannot make the necessary adjustment for reasons beyond the Company’s control.

8.4.	Without derogating from the provisions of the Compensation Policy, to the extent that any amount or fees paid to the Consultant hereunder shall be revealed, within three (3) years of the payment thereof, to have been paid based on erroneous calculations that have been restated in the Company's financial statements, the Consultant shall repay the Company amount paid in excess as aforesaid; all in accordance with the provisions of the Compensation Policy.

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9.	Securities Internal Compliance Plan; Insider Trading Policy

Consultant declares and confirms, that he is familiar and aware that the Company has adopted a Securities Internal Compliance Plan (the "Internal Compliance Plan"), and are familiar with its terms, obligations and restrictions, and shall act in accordance with the provisions and guidelines of the Internal Compliance Plan in force, and as shall be determined from time to time.

10.	Term and Termination

10.1.	This Agreement shall be in effect as of the Effective Date and shall continue in full force and effect for an undefined period, until terminated as hereinafter provided (the "Term").

10.2.	At any time commencing as of the Effective Date, each party shall have the right to terminate this Agreement, with or without cause, by providing a 30-day advance written notice to the other party (the " Notice Period"), during which Consultant shall be obligated to continue to provide the Services to the Company, unless instructed otherwise by the Company and in such event he shall be entitled to the compensation due to him until the original end date. During the Notice Period, the Consultant shall be entitled to all Compensations detailed in Section 3 above, to the extent applicable.

Upon such time that Consultant ceases to provide the Services hereunder, it shall immediately return to Company any and all equipment provided to the Consultant pursuant to this Agreement, if any.

10.3.	Notwithstanding anything to the contrary herein, the Company may terminate this Agreement at any time, effective immediately, without need for prior written notice, and without derogating from any other remedy to which the Company may be entitled, for Cause. For the purposes of this Agreement, the term "Cause" shall mean, but shall not be limited to: (i) a material breach by Consultant of any term of this Agreement; (ii) any breach by Consultant of its fiduciary duties to the Company, including, without limitation, any material conflict of interest for the promotion of Consultant’s benefit; (iii) Consultant fraud, felonious conduct or dishonesty; (iv) Consultant’s embezzlement of funds of the Company; (v) any conduct by Consultant which is materially injurious to the Company, monetary or otherwise; (vi) Consultant’s conviction of any felony; (vii) Consultant’s misconduct, gross negligence or willful misconduct in performance of his duties and/or responsibilities hereunder; or (viii) Consultant’s refusal to perform its duties and/or responsibilities hereunder for any reason other than illness or incapacity of Consultant, or Consultant’s disregard or insubordination of any lawful resolution and/or instruction of the Board with respect to Consultant’s duties and/or responsibilities towards the Company.

10.4.	Upon termination of this Agreement, the Consultant shall cooperate with the Company and use its best efforts to assist the integration into the Company’s organization of the person or persons who will assume the Consultant’s responsibilities. At the option of the Company, the Consultant shall, during such period, either continue with its duties or remain absent from the premises of the Company, subject to applicable law.

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11.	Survival

The provisions of Sections 3.3, 4 through 8 and 13.5 shall survive the termination of this Agreement for any reason whatsoever.

12.	Notices

12.1.	Any and all notices and communications in connection with this Agreement shall be in writing, addressed to the parties as follows:

If to the Company:	Therapix Biosciences Ltd. Azrieli Center, 27th floor, Tel-Aviv 67025, Israel

If to Consultant:

12.2.	All notices shall be given by registered mail (postage prepaid), by facsimile or email or otherwise delivered by hand or by messenger to the Parties’ respective addresses as above or such other address as may be designated by notice. Any notice sent in accordance with this Section 12 shall be deemed received upon the earlier of: (i) if sent by facsimile or email, upon transmission and electronic or other confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic or other confirmation of receipt, (ii) if sent by registered mail, upon 5 (five) days of mailing, and (iii) if sent by messenger, upon delivery.

13.	Miscellaneous.

13.1.	The execution, delivery and performance of this Agreement is subject to the obtainment of all applicable corporate and regulatory approvals, if and to the extent necessary.

13.2.	Headings; Interpretation. Section headings contained herein are for reference and convenience purposes only and shall not in any way be used for the interpretation of this Agreement.

13.3.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matters hereof and supersedes all prior agreements, understandings and arrangements, oral or written, between the Parties with respect to the subject matters hereof.

13.4.	Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by all Parties. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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13.5.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules with respect to conflicts-of-law. Any dispute arising out of, or relating to this Agreement, its interpretation or performance hereunder shall be resolved exclusively by the competent court of the Central district, and each of the Parties hereby submits exclusively and irrevocably to the jurisdiction of such court.

13.6.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any part of this Agreement is determined to be invalid, illegal or unenforceable, such determined shall not affect the validity, legality or enforceability of any other part of this Agreement; and the remaining parts shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

13.7.	Successors and Assign; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. Neither this Agreement or any of the Consultant’s rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Consultant without the prior consent in writing of the Company, except by will or by the laws of descent and distribution

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first above-mentioned.

/s/ Elran Haber	/s/ Doron Ben - Ami
Therapix Biosciences Ltd.	Doron Ben-Ami

By:	Elran Haber
Title:	CEO